EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated February 29, 2024 relating to the financial statements of Nokia Corporation and the effectiveness of Nokia Corporation’s internal control over financial reporting, appearing in the Annual Report on Form 20-F of Nokia Corporation for the year ended December 31, 2023.

/s/ Deloitte Oy
Deloitte Oy Helsinki, Finland March 4, 2024